Exhibit 99.1

NEWS RELEASE	#19-4

CARBO® Announces Fourth Quarter and Fiscal Year 2018 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

HOUSTON, TX (January 31, 2019) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the fourth quarter and fiscal year 2018.

•	Revenue for 2018 of $211 million increased 12% compared to 2017, resulting from solid revenue growth in environmental, industrial, and oilfield technology products and services.
•	2018 experienced a 139% Gross incremental margin and a 90% Adjusted EBITDA incremental margin.
•	Cash and cash equivalents and restricted cash increased to approximately $83 million, compared to approximately $59 million at the end of the third quarter of 2018.
•	As previously announced, the Company closed on the sale of the Millen, Georgia plant for $23 million.
•	Expect continued revenue growth in Industrial and Environmental sectors, and Oilfield Technology products.

CEO Gary Kolstad commented, “Our transformation strategy continued to show solid progress during 2018.  Gross loss was reduced by $31 million year-on-year and Adjusted EBITDA improved $20 million year-on-year with a $22 million increase in revenue.  These improvements were the result of focusing on growing our technology products and services, as well as continued cost reductions.  In addition, excluding the sale of the Millen Plant, we maintained cash neutrality in the second half of 2018 during a period of lower oilfield activity.  Maintaining healthy cash balances is our highest priority.

Oilfield sector revenue for 2018 increased 14% year-on-year, and comprised approximately 78% of total consolidated revenue.

“Our oilfield technology related products revenue increased 15% year-on-year led by growth in CARBOAIR®, CARBONRT®, and the KRYPTOSPHERE® family of products.

“STRATAGEN® consulting revenue increased 38% year-on-year, and FRACPRO® fracture simulation software business revenue increased 22% year-on-year.  This revenue increase was primarily driven by new client growth and an increase in industry activity.

“Base ceramic revenue for 2018 increased 3% year-on-year while frac sand related revenue increased 21% year-on-year.  The decline in the industry’s demand for frac sand, seen in the second half of 2018, impacted our sand sales volumes resulting in a decline relative to the first half of 2018.

Industrial sector revenue for 2018 increased 24% year-on-year, and comprised approximately 7% of total consolidated revenue.

“We continue to execute on our transformation strategy by growing sales in the industrial market.  The grinding market was strong in 2018, and we continued to expand our product portfolio to open up new markets during the year.  For foundry, our ceramic media also found success through full sand-to-ceramic media conversions at multiple client plants.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

“Identifying different ways our manufacturing expertise and assets can be utilized continued to be a key objective in 2018, and one that drove high incremental margins for us year-over-year as we increased our contract manufacturing revenue.  In addition, we are excited about our partnership with PicOnyx, Inc., developer of M-ToneTM, a new family of functional pigments for the plastics, paints, ink, coatings and adhesives markets.

Environmental sector revenue for 2018 increased 39% year-on-year, and comprised approximately 15% of total consolidated revenue.

“ASSETGUARDTM revenue growth was driven by client gains and the expansion of product sales outside the oilfield.  Our exceptional year for our Environmental sector was led by a 69% increase in sales of GROUNDGUARD®, our impermeable liner technology that protects any industrial, agricultural or commercial site against leaks or spills of fluids.  Our product sales growth continues to drive profitability improvement in a competitive market,” Mr. Kolstad said.

Fourth Quarter 2018 Results

Cash and cash equivalents and restricted cash grew sequentially by approximately $24 million to $83 million.  Excluding proceeds from the sale of Millen, cash and cash equivalents and restricted cash grew sequentially by approximately $1 million to $60 million.

Revenues for the fourth quarter of $49.6 million decreased 18%, or $10.7 million, compared to revenue of $60.3 million in the same period of 2017.  The largest contributors to this decrease were the declines in sales of base ceramic and sand products.

Operating loss for the fourth quarter of 2018 increased to $18.9 million as compared to $17.3 million in the same period of 2017, primarily due to the loss on the sale of our Millen plant.  Approximately 55% of the operating loss for the fourth quarter of 2018 consisted of non-cash expenses.

Full Year Results

Cash and cash equivalents and restricted cash grew year-on-year by approximately $5 million to $83 million.

Revenues for the year of $210.7 million increased 12%, or $21.9 million, compared to revenue of $188.8 million in the same period of 2017, resulting from solid revenue growth in environmental, industrial, and oilfield technology products and services.

Technology and Business Highlights

•

KRYPTOSPHERE applications continued to grow during the quarter in the U.S., as established users of this ultra-conductive ceramic proppant technology deployed the low-density (LD) and high-density (HD) products in additional Gulf of Mexico projects and in the Northeast, where utilizing the high-performance proppant technology has proven to be critical for maximizing production.  The technology also continued to find application in California steamflooding.

•

After a successful initial test well with KRYPTOSPHERE LD ultra-conductive, low-density ceramic proppant technology, a major operator in Oman pumped KRYPTOSPHERE LD on a second well to confirm the use of KRYPTOSPHERE LD as part of its standard completion procedure.

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

•

KRYPTOSPHERE made with CARBONRT inert tracer technology is being utilized by a major operator in Turkey.  The operator selected KRYPTOSPHERE ultra-conductive ceramic proppant technology to address the high closure stress environment expected in the formation.  CARBONRT technology was incorporated into KRYPTOSPHERE for the ability to gain accurate measurements of near-wellbore proppant coverage and propped fracture height for the life of the well.  Data gathered from post-fracture logging enables operators to optimize stage placement and overall completion efficiency.

•

CARBOAIR high-transport, ultra low-density ceramic proppant was pumped for the first time in the Bakken. The operator selected CARBOAIR technology to help extend the propped fracture geometry using its unique high transport capabilities with the primary objective to decrease the production decline and increase the EUR.

•

CARBOAIR is being utilized by a major operator in Egypt for a sand control gravel pack application.  This technology enables operators to efficiently create a high-quality gravel pack at low fluid viscosity and pump rates.

•

In a nine-stage horizontal well completion for a major E&P company operating in China, CARBONRT ULTRA non-radioactive proppant tracer technology was used to identify perforation cluster efficiency.  After evaluating the results, the operator decided to include CARBONRT ULTRA as part of its fracture designs on future jobs to better understand the optimal perforation schedule.  In this same completion, CARBOBALLTM biodegradable diversion ball sealer was used to help effectively stimulate all perforation clusters.

•

Sales of SCALEGUARD® proppant-delivered scale-inhibiting technology increased significantly from the previous quarter.  The increase was primarily driven by new client additions as well as some existing clients expanding their programs. SCALEGUARD continues to lower the lease operating expenses (LOE) due to its cost effective method to decrease scale and forgo expensive workovers for years.

•

During the quarter, five full sand-to-ceramic conversions using ACCUCAST® ceramic casting media were sold to foundries in North America.   Clients are not only making the switch to address the OSHA Permissible Exposure Limits (PEL) which improves worker safety, but are experiencing improvement in casting quality and cost savings associated with elimination of mold washes and reduced time in their cleaning process.  Three additional conversions using ACCUCAST media are expected in the first quarter of 2019.

•

Newly launched CARBOGRIND® MAX ultra high-performance, intermediate-density ceramic grinding media and CARBOGRIND ZIRMAX ultra high-performance, high-density ceramic grinding media were sold during the quarter to pigment and mining clients.  The two grinding product lines were launched to support the growth of our grinding media product portfolio to address clients’ needs to mill a range of soft to hard minerals, within fine and ultra-fine grinding applications.

•

ACCUCAST MAX ultra high-performance, high density ceramic casting media was sold for the first time to a foundry located in South America.  The client reported positive results including improved end-product quality.

•

A new application using ceramic media was applied during the quarter to foundries needing to replace their sand with ceramic as a bedding media.  The ceramic bedding media is being used to hold castings during the cooling process and improves worker safety by eliminating exposure to respirable silica dust.

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

•

Following the strategic investment with PicOnyx, Inc., the first phase of manufacturing activities for the M-Tone innovative family of unique, high performance black pigments was initiated during the quarter. The initial plant pilot run produced positive results.

•

ASSETGUARD was awarded a two year contract to provide products and services to a large independent E&P operator in the Northeast.  This latest contract award highlights ASSETGUARD’s ability to provide high quality, value-add products and services that clients rely on to protect its assets and the environment.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “Our transformation strategy is working.  We are very pleased with the profitable growth in our Industrial and Environmental business sectors.  The growth of these two sectors should result in a balanced portfolio that is less susceptible to swings in oil and gas commodity prices.  We are also pleased with the oilfield technology products and services profitable growth, and expect to retain our leadership position in those products and services.

“In the Oilfield sector, E&P operators’ focus on free cash flow, coupled with recent oil price volatility, creates a less than certain environment with regard to drilling and completion spend in 2019.  Current expectations by some industry analysts are predicting 2019 drilling and completion spend to be down high single digits on a percentage basis compared to 2018.  However, we are seeing positive signs internationally that should bode well for our oilfield sector products.

“The Industrial sectors provide a very large, multi-year growth opportunity for CARBO.  In the mining sector, more companies have started increasing their operating and capital spend, which supports our CARBOGRIND product growth.  In the foundry industry, the value our products bring to improve our client’s end-product quality, along with the need to comply with OSHA Permissible Exposure Limits (PEL) silicosis regulations, supports our CARBOACCUCAST product growth.  In both these sectors, and in numerous other Industrial sectors, our ceramic technology products are seeing market share growth.

“The Environmental sector continues to see growth, as companies in various industry sectors continue to be more environmentally conscious.  This provides us with a multi-year growth opportunity, in which we will put a strong focus on growing at high rates in Industrial sectors.

“Based on the above and our expectations for profitable growth in the industrial and environmental sectors, and oilfield technology products, we anticipate our 2019 revenue to be similar to 2018 and lead to another year of significant EBITDA fall-through.

Oilfield Sector:

“We expect continued strong growth for our international ceramic technology sales in 2019.  Demand for our technology continues to increase in South America, along with Europe, Africa and the Middle East.  In North America, the opportunity set for our ceramic technology sales remains strong, with KRYPTOSPHERE HD projects currently weighted more to the second half of the year.

“On the fracture technology design and analysis front, demand for our STRATAGEN consultants, and our FRACPRO software, is expected to remain strong as our clients utilize these offerings to optimize their completion designs and return economics.

“At this time, we anticipate base ceramic sales and frac sand sales to decrease single digits on a percentage basis, similar to the lower industry expectations for drilling and completion spend.  For base ceramics, we continue to drive business model changes towards production on demand, along with upfront cash commitments.  For frac sand, a high percentage of our sand capacity is under contract, from which we are also benefiting from the use of our rail cars and distribution center.

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

Industrial Sector:

“We expect strong double digit growth in industrial revenues in 2019 through continued growth of our ceramic media in both the grinding and foundry markets.   Our industrial ceramic client list is expanding globally, and should lead to improved market share for our technology products.  We are also developing new markets while expanding the existing markets we sell into through a broader range of technology product offerings.

“Our PicOnyx Inc. investment is off to a great start.  We recently initiated the first phase of the manufacturing process.  M-Tone pigment should be in the market during the first half of 2019, and we expect production to ramp over the course of the year.

“CARBO has world class manufacturing expertise.  This manufacturing expertise is used to develop solutions for our clients.  There are a number of contract manufacturing opportunities in the queue.  We expect to grow both in revenue, and by expanding the types of products we produce.  Their benefit has the potential to be significant as these projects take idled assets and turn them from cash consumers to cash producers.

Environmental Sector:

“Growth in product sales and expanding our reach outside the oilfield should result in revenue growth for ASSETGUARD in 2019.  We are increasing resources specifically dedicated to growing industrial and other end market sales.  ASSETGUARD continues to lead the industry in developing technology products for our clients to address their ongoing challenges.

“Progress on our transformation strategy will continue in 2019 as we continue to focus on diversifying our revenue streams, maximizing profitability across the businesses, and maintaining healthy cash levels.  We expect to be cash neutral in 2019, excluding planned debt repayments,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s fourth quarter and full year 2018 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10127480

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through February 7, 2019 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10127480.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.  The Company has two reportable operating segments: 1) oilfield and industrial technologies and services and 2) environmental technologies and services.

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies - is a leading provider of high-performance ceramic media and industrial technologies engineered to increase process efficiency, improve end-product quality and reduce operating cost.  CARBO has world class manufacturing expertise.  We bring new products to market faster to meet customer demands.

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas and industrial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

For more information, please visit www.carboceramics.com.

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks, risks associated with the successful implementation of our transformation strategy, and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands except per share)		(In thousands except per share)
Revenues	$49,570	$60,341	$210,745	$188,756
Cost of sales (exclusive of depreciation and amortization shown below)	48,862	57,521	201,165	200,351
Depreciation and amortization	7,476	8,731	32,269	41,730
Gross loss	(6,768)	(5,911)	(22,689)	(53,325)
SG&A expenses (exclusive of depreciation and amortization shown below)	8,883	10,708	39,295	39,981
Depreciation and amortization	477	628	2,336	2,552
Loss on sale of Millen plant	2,305	—	2,305	—
Loss on sale of Russian proppant business	—	19	350	26,747
Other operating expense (income)	445	40	(332)	125,778
Operating loss	(18,878)	(17,306)	(66,643)	(248,383)
Other expense, net	(1,746)	(1,578)	(7,966)	(6,760)
Loss before income taxes	(20,624)	(18,884)	(74,609)	(255,143)
Income tax expense (benefit)	39	(1,500)	(125)	(2,027)
Net loss	$(20,663)	$(17,384)	$(74,484)	$(253,116)

Loss per share:
Basic	$(0.76)	$(0.65)	$(2.76)	$(9.49)
Diluted	$(0.76)	$(0.65)	$(2.76)	$(9.49)
Average shares outstanding:
Basic	27,169	26,692	27,016	26,664
Diluted	27,169	26,692	27,016	26,664

Disaggregated Revenue	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2018	2017	2018	2017
Technology products and services	$15,339	$14,840	$50,917	$43,383
Industrial products and services	4,159	4,658	14,873	12,030
Base ceramic and sand proppants	22,261	34,390	112,819	110,144
Oilfield and Industrial Technologies and Services Segment	41,759	53,888	178,609	165,557
Environmental Technologies and Services Segment	7,811	6,453	32,136	23,199
Total	$49,570	$60,341	$210,745	$188,756

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

(Loss) income before income taxes	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2018	2017	2018	2017
Oilfield and Industrial Technologies and Services Segment	$(21,115)	$(19,294)	$(77,332)	$(255,097)
Environmental Technologies and Services Segment	491	410	2,723	(46)
Total	$(20,624)	$(18,884)	$(74,609)	$(255,143)

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2018	2017	2018	2017
Net loss	$(20,663)	$(17,384)	$(74,484)	$(253,116)
Interest expense, net	2,110	2,070	8,503	7,700
Income tax expense (benefit)	39	(1,500)	(125)	(2,027)
Depreciation and amortization	7,953	9,359	34,605	44,282
EBITDA	$(10,561)	$(7,455)	$(31,501)	$(203,161)
Loss (gain) on disposal or impairment of assets	8	40	(1,089)	125,778
Loss on sale of Russian proppant business	—	19	350	26,747
Loss on sale of Millen plant	2,305	—	2,305	—
Other charges	—	284	1,543	287
(Gain) loss on derivative instruments	(348)	1	(1,195)	917
Adjusted EBITDA	$(8,596)	$(7,111)	$(29,587)	$(49,432)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.

CARBO Ceramics Fourth Quarter and Full Year 2018 Earnings Release

January 31, 2019

Balance Sheet Information

	December 31,	December 31,
	2018	2017
	(in thousands)
Assets
Cash and cash equivalents	$72,752	$68,169
Restricted cash (current)	1,725	6,935
Other current assets	104,393	120,693
Restricted cash (long-term)	8,840	3,281
Property, plant and equipment, net	273,619	324,186
Goodwill	3,500	3,500
Intangible and other assets, net	9,435	13,834
Total assets	$474,264	$540,598
Liabilities and Shareholders’ Equity
Derivative instruments	$—	2,537
Notes payable, related parties (current)	27,040	—
Other current liabilities	37,782	39,894
Deferred income taxes	63	230
Long-term debt and related parties notes payable	61,383	87,738
Other long-term liabilities	10,764	4,434
Shareholders’ equity	337,232	405,765
Total liabilities and shareholders’ equity	$474,264	$540,598

FOR MORE INFORMATION:

Investors:

Mark Thomas, Director, Investor Relations

+1 281-921-6400

Media:

Jamie Efurd, Marketing Director

+1 281-921-6400